Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Senior Vice President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

                              FOR IMMEDIATE RELEASE
                              ---------------------

               PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
                    AND TWELVE MONTHS ENDED DECEMBER 31, 2002

Syosset, NY - March 31, 2003 - Porta Systems Corp. (OTC.BB:PYTM) today reported an operating loss for the quarter ended December 31, 2002 of $ 456,000 before certain adjustments that included (i) approximately $400,000 benefit from a settlement of a lease obligation and reversal of certain reserves for potential claims established in prior years, and (ii) approximately $400,000 reduction of expense estimates recorded in earlier quarters of 2002. As a result of such adjustments, the Company reported operating income of $344,000. For the quarter ended December 31, 2001, the Company sustained an operating loss of $6,298,000. The Company recorded net income of $106,000, $.01 per share (basic and diluted), for the fourth quarter of 2002 as compared with a net loss of $7,132,000, $(.73) per share (basic and diluted), for the fourth quarter of 2001. Both the operating loss and the net loss for the fourth quarter of 2001 reflect a goodwill impairment charge of $5,802,000 related to the Company's OSS operating division.

The Company reported an operating loss for the year ended December 31, 2002 of $2,881,000. During the second quarter of 2002, the Company incurred a goodwill impairment charge of $800,000 related to its Signal Processing division. For the year ended December 31, 2001, the Company incurred an operating loss of $11,453,000, which reflects a goodwill impairment charge of $5,802,000 related to our OSS operating division described above. The Company recorded a net loss of $4,114,000 $(.41) per share (basic and diluted), for the year ended December 31, 2002, and a net loss of $14,774,000, $(1.50) per share (basic and diluted) for the year ended December 31, 2001.

Sales for all units were $5,088,000 for the quarter ended December 31, 2002 versus $6,066,000 for the quarter ended December 31, 2001, a decrease of $978,000 (16%). Copper Connection/Protection sales were $2,759,000 versus $2,458,000 for the quarters ended December 31, 2002 and 2001, respectively. The increase for the quarter of $301,000 (12%) reflects increased sales primarily to a customer in Mexico. Signal Processing sales for the quarter ended December 31, 2002 were $1,155,000 versus $1,823,000 for the quarter


                                    - more -

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                                     Page 2

Porta Systems Corp. Press Release
March 31, 2003


ended December 31, 2001, a decrease of $668,000 (36%). The sales decrease primarily reflects delays in the receipt of certain anticipated contracts and material shortages. OSS sales were $1,174,000 for the quarter ended December 31, 2002 versus $1,767,000 for the quarter ended December 31, 2001, a decrease of $593,000 (34%). The decreased sales during the quarter reflected lower shipments to a customer in Asia/Pacific which were affected by delays we encountered in obtaining software from a vendor necessary to complete certain contracts.

Sales for all units were $21,417,000 for the year ended December 31, 2002 versus $28,062,000 for the year ended December 31, 2001, a decrease of $6,645,000 (24%). Copper Connection/Protection sales were $10,480,000 versus $13,451,000 for the year ended December 31, 2002 and 2001, respectively, a decrease of $2,971,000 (22%). The decrease for the year reflects reduced sales primarily to customers in the United Kingdom and the United States, and a general slowdown in the telecommunications industry. Signal Processing sales for the year ended December 31, 2002 were $4,523,000 versus $5,737,000 for the year ended December 31, 2001, a decrease of $1,214,000 (21%). The decrease in sales for the year primarily reflects delays in the receipt of certain anticipated contracts and material shortages. OSS sales were $6,414,000 for the year ended December 31, 2002 versus $8,874,000 for the year ended December 31, 2001, a decrease of $2,460,000 (28%). The decreased sales resulted from the inability to secure new orders primarily from the slowdown in the telecommunications market and from lower levels of contract completion compared to the prior year.

The overall gross margin for all business units was 35% for the quarter ended December 31, 2002 vs. 37% for the quarter ended December 31, 2001. Gross margins were 32% and 29% for the years ended December 31, 2002 and 2001, respectively.

Operating expenses for the quarter and twelve months ended December 31, 2002 decreased by $1,299,000 (47%) and by $4,045,000 (30%), respectively, when compared to last year's quarter and twelve months. These significant decreases for the quarter ended December 31, 2002 include approximately $400,000 attributed to reversal of several reserves and a lease settlement, and approximately $400,000 reduction of expense estimates, as stated above. The decrease for the year was attributed to reduction of personnel and other operating expenses to bring these expenses more in line with revenue levels.

In December 2001, the Company determined that $5,802,000 of goodwill associated with its OSS business unit was impaired and as such recorded an impairment loss. This assessment was based on the continued decline in sales and losses generated by the business unit over the past several years and the prospects for additional sales of the products based on the older technology that originally gave rise to the goodwill.

                                     -more-

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                                     Page 3

Porta Systems Corp. Press Release
March 31, 2003


During the second quarter of 2002, the Company was engaged in discussions with respect to the sale of the Signal division. The sale was not consummated; however, based on those discussions, the Company determined that goodwill was impaired and it estimated that the amount of the impairment was $800,000. This amount was charged to operations in the quarter ended June 30, 2002.

Copper Connection/Protection operating income was $56,000 and a loss of $503,000, for the fourth quarter and year ended December 31, 2002, respectively, compared to operating income of $253,000 and $1,457,000 for the fourth quarter and year ended December 31, 2001, respectively. Signal Processing operating income was $407,000 and $286,000, for the fourth quarter and year ended December 31, 2002, respectively, compared to $815,000 and $1,449,000, for the fourth quarter and year ended December 31, 2001, respectively. OSS reported an operating income of $233,000 and $226,000 for the fourth quarter and year ended December 31, 2002, respectively, and operating losses of $6,642,000 and $10,518,000 for the quarter and year ended December 31, 2001, respectively, of which both periods of 2001 included a goodwill impairment charge of $5,802,000.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company's filings with the Securities and Exchange Commission filings, including the Risk Factors and the Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2002. In addition, such statements could be affected by general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                            -See Accompanying Table-

                      Porta Systems Corp. and Subsidiaries
                 Condensed Consolidated Statement of Operations
                       Quarter and Year ended December 31,
                  (Dollars in thousands except per share data)

                                         Quarter ended          Year ended
                                          December 31,          December 31,
                                       -----------------     -----------------
                                        2002       2001       2002       2001
                                       ------     ------     ------     ------
Sales                                 $ 5,088    $ 6,066    $21,417    $ 28,062
                                      -------    -------    -------    --------
Gross profit                            1,797      2,250      6,818       8,092
                                      -------    -------    -------    --------
Total operating expenses                1,453      2,746      8,899      13,743

Goodwill impairment                        --      5,802        800       5,802
                                      -------    -------    -------    --------
Operating income (loss)                   344     (6,298)    (2,881)    (11,453)

Interest expense, net                    (308)    (1,019)    (1,791)     (4,449)

Gain on sale of assets                     --         --         --         684

Equity in net loss and gain on
  sale of joint venture                    --       (175)       450        (175)
                                      -------    -------    -------    --------
Income (loss) before income taxes
  and minority  interest                   94     (7,363)    (4,103)    (15,202)

Income tax benefit (expense)               12        231        (11)        203

Minority interest                          --         --         --         225
                                      -------    -------    -------    --------
Net income (loss)                     $   106    $(7,132)   $(4,114)   $(14,774)
                                      =======    =======    =======    ========
Per share data:

Basic per share amounts:
Net income (loss) per share           $  0.01    $ (0.73)   $  (.41)   $  (1.50)
                                      =======    =======    =======    ========
Weighted average shares
  Outstanding (in thousands)           10,003      9,944      9,994       9,878
                                      =======    =======    =======    ========
Diluted per share amounts:
Net income (loss) per share           $  0.01    $ (0.73)   $ (0.41)   $  (1.50)
                                      =======    =======    =======    ========
Weighted average shares
        Outstanding (in thousands)     10,003      9,944      9,994       9,878
                                      =======    =======    =======    ========

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